PANAX PHARMACEUTICAL COMPANY LTD.
          --------------------------------------------

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       December 19, 1996
          --------------------------------------------

To the Shareholders:

     The Annual Meeting of Shareholders of Panax Pharmaceutical Company Ltd., a New York corporation (the "Company"), will be held at the offices of the Company at 425 Park Avenue, 27th Floor, New York, New York on Thursday, December 19, 1996, at 10:00 A.M., local time, for the following purposes:

(1) To elect eight Directors of the Company, each of whom is to hold office until the next Annual Meeting of Shareholders and until the due election and qualification of his or her successor.

(2)   To consider a proposal to amend the Company's Stock Option
      Plan.

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on November 8, 1996, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     If you cannot personally attend the meeting, it is requested that you promptly fill in, sign, and return the proxy submitted to you herewith.

                             By order of the Board of Directors
                               /x/ NORMAN EISNER
                              --------------------------
                               NORMAN EISNER
                               Secretary

Dated:  November 8, 1996

            PANAX PHARMACEUTICAL COMPANY LTD.

                  PROXY STATEMENT

     This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Panax Pharmaceutical Company Ltd., a New York corporation (the "Company"), to be voted at the Annual Meeting of Shareholders (the "Meeting") scheduled to be held at the offices of the Company at 425 Park Avenue, 27th Floor, New York, New York, on Thursday, December 19, 1996, at 10:00 A.M., local time, and at any adjournment thereof.

     Only shareholders of record as of the close of business on November 8, 1996, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On that date, the Company had outstanding 3,135,710 shares of Common Stock, par value $.0001 per share (the "Common Stock"). The presence in person or by proxy of the holders of a majority of such shares shall constitute a quorum for the transaction of business at the Meeting. Each share is entitled to one vote.

     Each form of proxy which is properly executed and returned to the Company will be voted in accordance with the directions specified thereon, or, if no directions are specified, will be voted for (i) the election as Directors of the persons named herein under the caption "Election of Directors" and (ii) the proposal to amend the Company's Stock Option Plan to increase by 300,000 the number of shares subject to the Plan. Any shareholder giving a proxy may revoke it at any time before it is exercised. Such revocation may be effected by voting in person or by proxy at the Meeting, by returning to the Company prior to the Meeting a proxy bearing a later date, or by otherwise notifying the Secretary of the Company in writing prior to the Meeting.

     The address of the Company's executive offices is 425 Park
Avenue, 27th Floor, New York, New York 10022, and its telephone number is (212) 319-8300. This proxy statement and the accompanying proxy are first being distributed to the shareholders of the Company on or about November 18, 1996.

                   PRINCIPAL SHAREHOLDERS

     No person beneficially owns at least 5% of the oustanding shares of common stock of the Company as of November 8, 1996, see "Securities Ownership of Directors and Executive Officers" for the ownership of shares by Directors and Executive officers and members of their families.

                  ELECTION OF DIRECTORS

     The Board of Directors recommends the election of the eight nominees for Directors listed below. The Directors to be elected are to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and shall have qualified. If for any reason any of said nominees shall become unavailable for election, proxies will be voted for a substitute nominee designated by the Board, but the Board has no reason to believe that this will occur. Directors of the Company are elected by a plurality of the votes cast at a meeting of shareholders.

Information Concerning Nominees

     The name and age of each nominee and the year he or she became a Director of the Company, according to information furnished by each, is as follows:

Name                              Age    First Became a Director
-------------------------------  -----  -------------------------
Dr. Armen L.Takhtajan             86            1993
 Dr. Taffy James Williams*        47            1995
Dr. Tanya G.Akimova*              43            1993
Norman Eisner*                    75            1993
J. R. LeShufy*                    73            1995
Bernard Nagelberg*                44            1993
Dr. Leonid Shpilenya              50            1993
David Zaretsky*                   67            1993

* Member of the Executive Committee which is authorized when the Board of Directors is not meeting to act on behalf of the Board on all matters, subject to limitations imposed by the Business Corporation Law of New York.

     Armen L. Takhtajan, Ph.D., Chairman of the Board of the Company since August 1993, is a world leading expert in systematic and evolutionary botany who has made a substantial contribution to the understanding of biological diversity and the relationships among plants. Dr. Takhtajan had been from 1973 to 1987 the Director of the Komarov Botanical Institute in St. Petersburg, Russia. Since 1987, he has been a scientific consultant to the Institute. He is a member of the Science Academies of Russia and Armenia, a foreign member of the U.S. National Academy of Sciences, a member of the Finnish, Norwegian and Polish Academies of Science, the German Academy Leopoldina, a Fellow of the Linnean Society in London, and a past president of the International Association for Plant Taxonomy. He has written numerous books and hundreds of scientific papers on plant taxonomy.

     Taffy James Williams, Ph.D., President, Chief Executive Officer and a Director, holds a Ph.D. degree from the University of South Carolina. He had been from May 1992 until he entered the employ of the Company in June 1995, Vice President, Research of Magainin Pharmaceuticals, Inc., where he directed research on new classes of pharmacological agents for topical and systemic use. Prior thereto he had been for approximately 14 years employed by the Naval Medical Research Institute, initially as a principal investigator and then Director of its Septic Shock Research Program. His duties included the direction and supervision of basic and applied research in gram-negative sepsis and septic shock research in surgery, pulmonology, critical care, pathology, microbiology, biochemistry, immunology and molecular biology. Dr. Williams served on the Institute's Scientific Advisory Board.

     Tanya G. Akimova, Ph.D., Vice President, Research Administration, and a Director since July 1993, holds a Ph.D. Degree in Linguistics from St. Petersburg University in Russia and an M.S. degree in Management and Policy from W. Averell Harriman School for Management and Policy, SUNY at Stony Brook. From 1990, until becoming an officer of the Company, she was employed part-time as an interpreter and translator for a joint venture. She had been a Senior Researcher in the Institute of Linguistics at the Russian Academy of Sciences in St. Petersburg from 1979 to 1990, and a Professor of Linguistics at St. Petersburg University from 1977 to 1980.

     Norman Eisner, Vice President, Chief Financial Officer, Treasurer and Secretary and a Director since May 1993, was, until 1986, Chief Executive Officer and Chairman of Lincoln Graphics Arts, Inc., a graphic arts company which he founded in 1950. Since 1986, he has been an independent investor and a participant in several venture capital and leveraged buy-out transactions.
He has also been an executive officer and a director of several privately held corporations, including International Business Partners, Inc. ("IBP") since 1990, Amercom Funding Ltd. ("Amercom") since January 1992, and EPR Inc. ("EPR"), formerly Environmental Protection Group. Ltd., which is engaged in the production and sale of a patented particulate collection device, since August 1992.

     J. R. LeShufy, Vice President, Investor Relations since September 1994, and a Director since December 1995 has been an independent investor and business consultant for more than five years and has been an officer of Amercom since January 1992. Since 1995, Mr. LeShufy also has been President of Trilenium Corporation, a company involved in Internet - related technology.

     Bernard Nagelberg, Vice President, Finances, and a Director since May 1993, has been, since 1983, an independent investor and business consultant. He has also been an officer of several privately held corporations, including IBP since 1990 and Amercom since January 1992.

     Leonid S. Shpilenya, M.D., Ph.D., Vice-President, Russian Operations and a Director since August 1993, holds a medical degree and a Ph.D. degree in Psychopharmacology from the Medical Military Academy, St. Petersburg. Dr. Shpilenya is the Head of the St. Petersburg Hospital for Drug Abuse and member of the City Healthcare Committee on Drug and Alcohol Abuse. He is also Professor of Psychiatry at the St. Petersburg School for Postgraduate Medical Education after having been, for ten years, Professor of Psychiatry at the Medical Military Academy in St. Petersburg. Dr. Shpilenya is the author of more than 140 scientific publications related to psychopharmacology, psychosomatic disorders, and disaster psychiatry and holds a number of patents in the area of psychopharmacology. He is a member of various professional societies and has participated in and organized several international conferences on drug abuse.

     David Zaretsky, a Director of the Company, has been an independent investor and consultant for more than 20 years. He has been an officer and a director of several privately held corporations, including IBP since 1990, Amercom since January 1992 and EPR since August 1992. Mr. Zaretsky is a graduate of Harvard Law School and a member of the Bar of Washington, D.C. and of New York.

Meetings and Committees

     During the fiscal year ended June 30, 1996 ("Fiscal 1996"), the Board of Directors held two meetings. Its Executive Committee consists of Messrs. Eisner, LeShufy, Nagelberg and Zaretsky and Drs. Akimova and Williams. The Company's Stock Option Committee consists of Messrs. Eisner and LeShufy and Dr. Williams and an Audit Committee, appointed in October 1995, consists of Messrs. LeShufy, Nagelberg and Zaretsky. Including meetings in which members acted by unanimous written consent, the Executive Committee held six meetings, the Stock Option Committee held one meeting, and the Audit Committee did not hold any meetings during the year ended June 30, 1996. No member of a Committee failed to attend or participate in less than 75% of the meetings of his or her committee.

Directors' Compensation

     The Company does not pay fees to its Directors. It reimburses those who are not employees of the Company for their expenses incurred in attending meetings.

                 EXECUTIVE COMPENSATION

     Dr. Williams is employed pursuant to an agreement, dated June
4, 1995 providing for his full time employment as President and Chief Executive Officer of the Company at an annual salary of $165,000 for the first year with the salary for each of the following years of the term to be determined by the Board of Directors but to be not less than the salary for the preceding 12 month period. The agreement provides for a three year term, subject to earlier termination by Dr. Williams either upon six months prior notice, or in the event of a default by the Company upon 30 days prior notice if the default remains uncured or, by the Company either upon three days prior notice with the Company obligated for additional salary for a four month period or immediately upon cause. Pursuant to the agreement, Dr. Williams received a non-accountable expense allowance of 10% of his base salary for the first 12 months of his employment. The Board of Directors in December 1995 also awarded Dr. Williams a bonus of $8,250.

     Pursuant to the agreement, the Company granted Dr. Williams on June 9, 1995 a five-year option under the Stock Option Plan to purchase 100,000 shares of the Company's Common Stock at a price of $1.125 per share (the closing sales price on the Nasdaq SmallCap stock market on that date). The option is exercisable in installments - with respect to 50,000 shares immediately, with respect to an additional 25,000 shares after June 9, 1996 and with respect to the balance, or 25,000 shares, after June 9, 1997. In June 1996, the Company's Board of Directors increased Dr. Williams salary to $185,000 per annum effective June 15, 1996 and granted a ten-year option under the Stock Option Plan to purchase 60,000 shares of the Company's common stock at a price of $0.875 per share (the closing price on the Nasdaq SmallCap stock market on that date) exercisable in three installments - 20,000 shares on each of the first, second and third anniversaries of June 15, 1996.

     Under a Management Services Agreement dated December 31, 1993 and amended as of September 30, 1994, Amercom has provided and is to provide for the term of the Agreement, advice with respect to strategic planning, financial matters, merger and acquisition policies, executive employment and investor relations and the performance of services as executive officers or comparable services of Messrs. Eisner, LeShufy, Nagelberg and Zaretsky, all of whom, along with Dr. Michael Gurvitch and Mr. Francis Renkowicz, former officers and directors, are the sole stockholders and officers or directors of Amercom, or in the event any of the foregoing individuals is unable to perform such duties, a reasonably capable replacement, subject to the approval of a majority of the Company's directors. Each such officer may be required under the agreement to provide services for up to 20 hours per five consecutive business days and up to an aggregate of 75 hours per 20 consecutive business days. Pursuant to the agreement, Amercom provided through February 1, 1995, the initial closing date of the public sale of the Company's Units, each consisting of one share of Common Stock and one Common Stock Purchase Warrant (the "IPO Closing") certain administrative services, executive offices and facilities in New York City. Under the agreement, Amercom is to receive (i) a fee for the year ended June 30, 1994 of $112,500 payable after and subject to the Company achieving net income for a fiscal year of at least $500,000 as determined in accordance with generally accepted accounting principles, (ii) no fee for the period July 1, 1994 up to the IPO Closing and (iii) thereafter, a fee at the rate of $8,333.33 per month. For the period from the IPO Closing through June 30, 1995, and for the year ended June 30, 1996, Amercom earned fees of $42,000 and $100,000, respectively. The Agreement expires on February 1, 1998. The Agreement may not be renewed unless the fees payable during the extended term are payable from either revenues generated by the Company or the proceeds of the sale of equity or long term indebtedness by the Company subsequent to the IPO Closing. Amercom is also to receive standard fees (reduced by any of such fees paid to third parties) for any acquisition or disposition of companies or assets of businesses and certain other matters.

     During the term of the Management Services Agreement, the Company will not pay any compensation or fees to Amercom or any officers, directors or affiliates of Amercom who are also officers, directors or affiliates of the Company except pursuant to the Management Services Agreement. Amercom has agreed that any executive office and administrative facilities and services it furnishes after the IPO Closing will be at its cost, provided that the amount of such costs when added to the other general and administrative expenses (exclusive of travel expenses and the management services fee) for that fiscal year of the Company will not exceed $120,000. Amercom has agreed that such cost will be competitive with the cost of similar offices, facilities and services available from nonaffiliated persons.

     Drs. Takhtajan and Shpilenya, each of whom reside in Russia, are employed on a part-time basis in the performance of research and development pursuant to five year employment agreements, subject to earlier termination by either the Company or the employee on at least six months prior notice. In the event of a termination by the employee prior to the end of the initial five year term, the employee will be required to return to the Company the shares of Common Stock he acquired at the time of his initial employment. Under the Company's agreement with the Komarov Institute, with which Dr. Alexey Shavarda, Vice President, Chemistry, of the Company is employed and for which Dr. Takhtajan acts as a consultant, the respective portions of the year during which those individuals will be engaged in the operations of the Company are determined by mutual agreement between the Company and the Komarov Institute. The annual compensation for the three officers has been less than $50,000 per annum in the aggregate, which reflects the materially lower compensation rates for professionals in Russia than the prevailing rates for comparable scientific personnel in the United States.

     The Company has an employment agreement with Dr. Akimova, providing for her employment through December 31, 1996 with compensation commencing January 1, 1994 of $56,000 per annum subject to a cost-of-living adjustment on July 1, 1996. The agreement provides for the deferral of compensation of $28,000 for the six months ended June 30, 1994 until the Company achieves net income for a fiscal year of at least $500,000 as determined in accordance with generally accepted accounting principles. The
Board of Directors increased Dr. Akimova's compensation to $61,141 per annum effective June 15, 1996 and granted her a ten-year option under the Stock Option Plan to purchase 10,000 shares at a price of $0.875 per share (the closing price on the Nasdaq SmallCap stock market on that day) exercisable in three equal installments - one third of the shares on each of the first, second and third anniversaries of June 15, 1996.

Summary Compensation Table

     The following table sets forth the compensation paid or accrued by the Company during the fiscal years ended June 30, 1996 and June 30, 1995 to the Company's Chief Executive Officer and President (no other executive officer received compensation in excess of $100,000 during either year).

                                                       Long -Term
                             Annual Compensation      Compensation
                       -----------------------------  ------------

Name and Principal                             Other   Securities
Capacities in                                 Compen-  Underlying
which Served          Year  Salary    Bonus    sation(2)  Options
--------------------- ----- -------   ------ --------- ----------
Taffy James
  Williams (1) . . . . 1996  $165,833 $8,250  $16,500    60,000
Chif Executive Office
  and President

(1)  Dr. Williams entered the Company's employ on June 5, 1995.
(2) Represents a nonaccountable expense allowance equal to 10% of the base salary through June 5, 1996.

           SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to the beneficial ownership of shares of Common Stock as of November 8, 1996 of the President and Chief Executive Officer, each Director, who is also a nominee for Director, and each shareholder of the Company known to the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock, and all executive officers and Directors as a group. The number of shares beneficially owned is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other person. Under such rules, "beneficial ownership" includes shares as to which the undersigned has sole or shared voting power or investment power and shares which the undersigned has the right to acquire within 60 days of November 8, 1996 through the exercise of any stock option or other right. Unless otherwise indicated, the named person has sole investment and voting power with respect to the shares set forth in the table.

                                                   Percentage of
                             Number of Shares       Outstanding
Name and Address           Beneficially Owned(1)       Shares
-------------------------  ---------------------  --------------
Taffy James Williams*             80,000(2)             2.5%
Tanya G. Akimova*                150,000(3)             4.8
Norman Eisner*                    95,000(4)             3.0
J.R. LeShufy*                         - (5)              **
Bernard Nagelberg*                60,000(6)             1.9
Leonid S. Shpilenya
56 Kondratievsky Pr.
Apt. 24
St. Petersburg, Russia            60,000                1.9
Arment L. Takhtajan
2 Roentgen Street, Apt25
St. Petersburg, Russia            40,000(7)              1.3
David Zaretsky*                   20,000(8)              **
All Directors and
 Executive Officers as
 a Group (12 persons)            507,000(2)-(9)        15.9


*    His or her address is c/o the Company, 425 Park Avenue, New
     York, New York 10022.
**   Less than one percent

(1) Unless otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares beneficially owned by them, subject to applicable community property laws.

(2) Includes 75,000 shares subject to options which are exer cisable within 60 days.

(3) Does not include 40,000 shares owned by her husband, who is a son of Dr. Takhtajan. Dr. Akimova disclaims beneficial ownership of the shares owned by her husband.

(4) Does not include 30,000 shares owned by each of Mr. Eisner's two adult children, as to which shares Mr. Eisner disclaims beneficial ownership.

(5) Does not include 120,000 shares owned by his wife and 40,000 shares owned by their adult daughter, as to which shares Mr.
     LeShufy disclaims beneficial ownership.

(6) Does not include the 100,000 shares owned by his wife, as to which shares he disclaims beneficial ownership, but includes
     20,000 shares owned by each of two minor children.

(7) Does not include 40,000 shares owned by his wife, and 40,000 owned by each of three adult children, one of whom is the husband of Dr. Akimova. Dr. Takhtajan disclaims beneficial ownership of such shares.

(8) Does not include 46,668 shares owned by his wife, and 46,666 shares owned by each of their two adult children. Mr.
     Zaretsky disclaims beneficial ownership of the shares owned by his wife and children.

(9)  Includes 75,000 shares subject to options held by Dr.
     Williams which are exercisable within 60 days and 2,000 shares owned by Dr. Krell, Senior Vice President, Research &
     Development for the Company.


Compliance with Section 16(a) of The Securities Exchange Act of
1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's Directors and officers, and any persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons"), to file reports of their ownership and changes in ownership of Common Stock with the Commission. Reporting Persons are also required to furnish the Company with copies of all
Section 16(a) reports they file.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d), during the year ended June 30, 1996, no person who was a director, officer or beneficial owner of more than 10% of the Common Stock of the Company ("10% owner") failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 except Form 4 reports of Dr. Williams, Dr. Akimova and Dr. Shavarda as to receipt of stock options and a Form 3 report for Dr. Krell with respect to his beneficial ownership.

                   CERTAIN TRANSACTIONS

     During the period May through July 1993, shortly following the formation of the Company, the Company issued an aggregate of 1,800,000 shares of its Common Stock at a price of $.0005 per shares as follows: (i) an aggregate of 1,625,000 shares to the following persons, who are officers, Directors, former Directors, or members of their respective families--Messrs. Eisner, LeShufy, Nagelberg, Renkowicz and Zaretsky, Drs. Akimova, Shavarda, Shpilenya and Takhtajan; and Drs. Michael Gurvitch and Rudolf Kamelin; (ii) 65,000 shares to Larry Scott Simon, Lorance Hockert and Michael Metz; (iii) 40,000 shares to each of Dr. Walter H. Lewis and Dr. William Scott Chilton, former members of the Company's Scientific Advisory Board; and (iv) 30,000 shares to Dr. Konstantin Gurevich. The Company sold at a price of $.0005 per share 100,000 shares in July 1993 to the Komarov Institute, with which Drs. Takhtajan, Kamelin and Shavarda are associated, and 100,000 shares in August 1993 to the Center for Efferent Therapy, with which Dr. Shpilenya is associated, as part of long term agreements employing their respective services and facilities. In December, 1995 and in January, 1996, the Center and Dr. Kamelin respectively, returned their shares, an aggregate of 180,000, to the Company.

     See "Executive Compensation" for information as to the man-agement services agreement between the Company and Amercom, with which Messrs. Eisner, LeShufy, Nagelberg, Renkowicz and Zaretsky and Dr. Gurvitch are affiliated.

     From the proceeds from the initial public offering of its Common Stock and Common Stock Purchase Warrants, the Company in February 1995 repaid 4% demand loans aggregating to $44,000 along with interest aggregating to $696 to Messrs. Eisner, LeShufy, Nagelberg, Renkowicz and Zaretsky, and Dr. Gurvitch, each of whom advanced $5,000, and IBP, which is an affiliate of the foregoing individuals other than Dr. Gurvitch and which advanced $14,000.

     Amercom provided office facilities and other general and administrative services to the Company through July 26, 1995. The related costs to the Company for the period from the IPO Closing through July 26, 1995 aggregated to $24,000.

     On July 27, 1995, the Company moved its principal executive and administrative offices to 425 Park Avenue, New York, New York under a sublease expiring April 2000 which provides for a base rent of $195,300 per year plus operating costs, insurance and taxes. A portion of the offices and facilities and certain services of the Company's administrative personnel is made available to Amercom and other companies affiliated with Messrs Eisner, LeShufy, Nagelberg and Zaretsky (namely ProChem Ltd., Scentech Corp., Trilenium Corp., IBP, and ITD, Inc. which along with Amercom are hereinafter referred to as the "Cost-Sharing Affiliates") pursuant to a cost-sharing agreement with the Company. The agreement provides that the Company will make available up to 50% of the office space to the Cost-Sharing Affiliates who are to reimburse the Company for up to 60% of the rental obligation. Under the agreement, the Cost-Sharing Affiliates bear a portion of the cost of providing the furniture and equipment and administrative services to the Cost-Sharing Affiliates based on a reasonable method of allocation determined by the Company with any dispute as to the reasonableness of the method to be settled by the auditors of the Company's financial statements for the year in which the costs were incurred.

            PROPOSAL TO AMEND THE STOCK OPTION PLAN

     The Company's 1993 Stock Option Plan (the "Plan") provides for the granting of options to acquire a maximum of 500,000 shares of the Company's Common Stock to employees, officers and non-employee directors of, and consultants to the Company. The Board of Directors in November 1996 through its Executive Committee amended the Plan, subject to approval of its shareholders, to increase the number of shares subject to the Plan
to 800,000.   As of November 8, 1996, there were outstanding
options to purchase 418,000 shares of Common Stock. Of the options outstanding, options for an aggregate of 246,000 shares are held by directors and officers of the Company and options for 172,000 shares are held by consultants to the Company. The exercise prices of outstanding options range from $0.875 to $1.25 (after an amendment to consultants' option with respect to 57,000 shares which reduced the exercise price from $5.00 to $1.125, the closing sales price on the Nasdaq SmallCap stock market on the date of this amendment).

     The Plan authorizes the grant to key employees and non-employee Directors of, and consultants to, the Company and any subsidiaries of either, options which qualify as incentive stock options ("ISOs") within the meaning of Section 422(A)(b) of the Internal Revenue Code of 1954, as amended, or nonqualified stock options ("NQSOs").

     The approval of the holders of a majority of the shares of Common Stock outstanding is required to approve the amendment to the Plan. The Board of Directors believes that the granting of options is important as a method of assisting the Company to attract and retain key personnel, independent Directors and consultants without the cash costs which are associated with other incentive compensation plans and, accordingly, the authority to grant additional options for this purpose will be beneficial to the Company and stockholders. The Board of Directors recommends a vote "FOR" the proposal.

     No options granted under the Plan have been exercised. The following table reflects information with respect to options which have been granted to the Chief Executive Officer during the year ended June 30, 1996 the only executive officer who received remuneration in excess of $100,000 for the year.


                      Number of   % of Total
                       Shares      Options
                     Underlying   Granted to
                      Options    Employees in  Exercise Expiration
Name                  Granted    Fiscal Year    Price       Date
------------------  -----------  ------------  -------- ----------
Taffy James
  Williams . . . .    60,000(1)     41%         $0.875  6/15/2006

(1) The options are exercisable in installments - 20,000 shares in each of the first, second and third anniversaries of the date of grant, June 15, 1996.

     The following table provides information related to the options held by Dr. Taffy Williams as of June 30, 1996

                                  Number of        Value of
                                  Underlying      Unexercised
                                  Securities     in-the-Money
                                 Unexercised   Options at Fiscal
                                    Options        Year End ($)
                                  Exercisable/     Exercisable/
Name                             Unexercisable   Unexercisable (1)
----------------------------   ---------------   ----------------
Taffy James Williams            75,000/85,000         $0/$0

(1) Based on the closing sales price for the Company's common stock on June 30, 1996 of $0.875.

     The following table sets forth other pertinent information as of November 8, 1996 with respect to options granted under the Plan since the inception of the Plan (no options have been exercised).

                               All Other
                                Current    All Current
                               Executive   Non-Employee
                     Taffy J.   Officers    Directors
                     Williams  as a Group   as a Group  Employees
                    ---------  ----------  -----------  ---------
Option Granted . . .  160,000     86,000        -           - (1)
Average exercise
  price  . . . . . .   $ 1.03     $0.985        -           -
Options exercised. .    None       None         -           -
Average exercise
  price  . . . . . .     -          -           -           -
Shares Sold  . . . .     -          -           -           -
Options Unexercised
  as of 11/13/96 . .  160,000     86,000        -           -

(1) Does not include options to purchase 57,000 shares which were granted to consultants with an exercise price of $5.00 per share which price was reduced on May 31, 1995 to $1.125 per share, the closing sales price of the Common Stock on the Nasdaq SmallCap Stock Market that date.

     The Plan permits the granting of ISOs or NQSOs, at the discretion of the Stock Option Committee. The Committee presently consists of Messrs. Eisner and LeShufy and Dr. Williams. Subject to the terms of the Plan, the Board or the Stock Option Committee determines the terms and conditions of options granted under the Plan.

     ISOs may be granted to individuals who, at the time of grant, are employees of the Company or its affiliates. NQSOs may be granted to non-employee directors, employees, consultants and other agents of the Company or its affiliates.

     The Plan requires, except as indicated below, an exercise price for ISOs and for NQSOs that is not less than 100% of the fair market value per share at the date of grant and a term for both ISOs and NQSOs which does not exceed ten years from the date of grant. An ISO granted to a person owning more than 10% of the voting stock of the Company may not provide for an exercise price less than 110% of the fair market value per share at the date of grant and a term longer than five years.

     An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination for cause, death or total disability, as such terms are defined in the Plan) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms), or during such longer period determined by the Stock Option Committee in the case of NQSOs.

     Options are non-transferable with certain exceptions.  The
Board has certain rights to suspend, amend or terminate the Plan provided shareholder approval is obtained.

     The Company in April 1995 granted non-transferable two-year options to purchase 100,000 shares of Common Stock to a non-affiliated person for consulting services. The option was exercised with respect to 50,000 shares at a price of $.10 per share. The remaining options which are exercisable at $3.00 per share during the second year were canceled by mutual agreement.

     In October 1995, the Company granted to D.H. Blair and Co., Inc., ("Blair"), an investment banker, pursuant to a two-year agreement employing Blair as a financial advisor and requiring it to perform certain investment banking services, a five-year Warrant to purchase 320,000 shares of the Company's Common Stock at a price of $1.00 per share, exercisable after April 1, 1996. The closing sales price of the Common Stock on the Nasdaq SmallCap Stock Market for the Common Stock on the date of the consultant agreement was $1.125 per share.

                         ANNUAL REPORT

     The Annual Report of the Company to the shareholders for the year ended June 30, 1996, including financial statements, is being mailed to shareholders with this proxy material.

     On written request, the Company will provide without charge to each record or beneficial holder of the Common Stock as of November 8, 1996, a copy of the Company's Annual Report on Form 10-KSB for the year ended June 30, 1996, as filed with the Securities and Exchange Commission. Requests should be addressed to Norman Eisner, Secretary, c/o Panax Pharmaceutical Company Ltd., 425 Park Avenue, 27th Floor, New York, New York 10022.

                       PROXY SOLICITATION

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph, by officers, Directors and regular employees of the Company, who will not be specially compensated for this purpose. The Company will also request record holders of Common Stock who are securities brokers, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of such stock, and will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding soliciting material.

                 INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Richard A. Eisner & Company, LLP, certified public accountants, which has audited the Company's financial statements as of June 30, 1996 and for the year then ended, has been selected by management to audit the Company's financial statements for the current fiscal year. A representative of Richard A. Eisner & Company, LLP is expected to be present or available by telephone at the Meeting with an opportunity to make a statement to the shareholders if he desires to do so, and will respond to appropriate questions.

                       OTHER MATTERS

     The Company is unaware of any matters, other than those mentioned above, which will be brought before the Meeting for action. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

     Any proposals intended to be presented by shareholders at the Annual Meeting of Shareholders to be held in 1997 must be received by the Company for inclusion in the Company's proxy material no later than July 8, 1997.

     It is important that your proxy be returned promptly no matter how small or large your holding may be. Shareholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy.

November 8, 1996
                                   /x/Norman Eisner
                                   ----------------------
                                   Norman Eisner, Secretary